Kennedy Capital Management, Inc.
                              10829 Olive Boulevard
                               St. Louis, MO 63141


                                December 14, 2000



Threshold Advisor Funds, Inc.
10829 Olive Boulevard
St. Louis, Missouri 63141

Gentleman/Ladies:

         We are writing in connection with the 10,000 shares of Class I common stock of Threshold Small Cap Value Fund, a series of Threshold Advisor Funds, Inc. that we have purchased from you at a price of $10.00 per share. This is to advise you that the shares we have purchased were purchased for investment only with no present intention of selling such shares, and we do not now have any intention of selling such shares.

                                             Very truly yours,
                                             Kennedy Capital Management, Inc.



                                            /s/ Charles W. Schweizer
                                            Charles W. Schweizer
                                            President